Exhibit 1.1

BY-LAWS

TIM PARTICIPAÇÕES S.A.

CHAPTER I

THE COMPANY’S CHARACTERISTICS

Section 1 - TIM PARTICIPAÇÕES S.A. is a publicly-held company, governed by these By-laws and by the applicable legislation.

Section 2 - The purpose of the Company is to:

I.	Control the companies which explores telecommunications services, including mobile personal telephone services and others, in their respective authorization and/or concession areas;

II.	Promote, through its controlled or affiliated companies, the expansion and implementation of mobile telephone services in their respective concession and/or authorization areas;

III.	Promote, perform or give guidance in relation to the borrowing of funds from internal and external sources to be invested by the Company or by its controlled companies;

IV.	Promote and incentive study and research activities for the development of the mobile telephone services industry;

V.	Provide specialized technical mobile telecommunications services through controlled or affiliated companies;

VI.	Promote, incentive and coordinate, through controlled or affiliated companies, the education and training of the staff required by the mobile telephone services industry;

VII.	Perform or promote the import of goods and services for the controlled or affiliated companies;

VIII.	Engage in any other activities related or akin to its purpose; and

IX.	Hold interest in the corporate capital of other companies.

Section 3 - The Company is headquartered and its forum is based in the city and State of Rio de Janeiro, at Avenida das Américas, 3434, Bloco 1, 7º andar – Parte; upon resolution of its Board of Directors, the Company may open and close branches and offices anywhere in Brazil or abroad.

Section 4 - The duration term of the Company is indeterminate.

CHAPTER II

CAPITAL STOCK

Section 5 - The subscribed and fully-paid capital stock is of R$7,512,709,900.16 (seven billion, five hundred and twelve million, seven hundred and nine thousand, nine hundred Reais and sixteen cents), represented by 2,329,714,860 (two billion, three hundred and twenty-nine million, seven hundred and fourteen thousand, eight hundred and sixty) shares, of which 793,544,277 (seven hundred ninety-three million, five hundred forty-four thousand, two hundred seventy-seven) are common shares and 1,536,170,583 (one billion, five hundred thirty-six million, one hundred seventy thousand, five hundred eighty-three) are preferred shares, all of them nominative shares, with no par value.

Section 6 - The Company is authorized to increase the capital stock upon resolution of the Board of Directors, irrespective of an amendment to these By-laws, up to a limit of 2,500,000,000 (two billion, five hundred million) shares, either common or preferred

Sole Paragraph - Within the limits of the authorized capital stated in the caput of this section, the Company may grant share options to its officers, employees or individuals rendering services to the Company or to its controlled companies, in compliance with the plan approved by the Shareholders’ Meeting.

Section 7 - The capital stock is represented by common and preferred shares, with no par value; there is no obligation of keeping a ratio between them in capital increases, except as otherwise provided by the law or hereby.

Section 8 - The Shareholders’ Meeting may cancel the preemptive right in the issue of shares, convertible debentures and subscription bonus, which placement is made by:

I.	Public subscription or public trading;

II.	Exchange for shares of stock in a tender bid for the controlling interest, pursuant to sections 257 through 263 of Law No. 6,404/76;

III.	Use of tax incentives, as provided in the applicable special law.

Section 9 - Each common share corresponds to 1 (one) vote in the Shareholders’ Meeting resolutions.

Section 10 - Preferred shares have no right to vote, except in the case provided in the sole paragraph of section 13 hereof, being assured to them the following priority or advantages:

I.	priority in the capital stock refund, without any premium;

II.	payment of a minimum and non-cumulative dividend of 6% (six percent) per year over the amount resulting from the division of the subscribed capital stock by the total number of shares issued by the Company.

Paragraph One: Preferred shareholders are ensured the right to receive, every year, a dividend on their shares corresponding to 3% (three percent) of the book value of the share, as stated in the last approved balance sheet, whenever the dividend determined by this criterion is higher than the dividend calculated by applying the criterion set forth in the caput of this section.

Paragraph Two - Preferred shares shall acquire the right to vote in the event the Company ceases paying the minimum dividends provided above for 3 (three) consecutive years, and shall retain such right until the full payment, in the event such dividends are non-cumulative, or until the cumulative dividends in arrears are paid, all pursuant to paragraph 1, section 111 of Law 6.404/76.

Section 11 - The shares of Company shall be book entry shares and shall be kept in a deposit account, at a financial institution, on behalf of their holders, with no issuance of share certificates. The depository institution may charge shareholders for the cost of transferring their shares, as provided in section 35, paragraph 3 of Law 6.404/76.

CHAPTER III

SHAREHOLDERS’ MEETING

Section 12 - The Shareholders’ Meeting is the ruling body of the Company, with authority to decide on all business concerning its corporate purpose and take the actions deemed convenient to the protection and development of the Company.

Section 13 - The following are exclusive powers of the Shareholders’ Meeting:

I.	to amend the By-laws;

II.

to authorize the issue of debentures and convertible debentures into shares or their sale, if they are kept in treasury, and also authorize the sale of any convertible debentures into shares issued by controlled companies held by the Company, and the Company may vest on the Board of Directors the authority to determine the time and conditions of the maturity, amortization or redemption; the interest payment terms and conditions; profit-sharing and reimbursement premium, if any; and the placement or subscription method; as well as the type of debentures;

III.	To decide on the appraisal of assets given by shareholders to pay up capital stock;

IV.	To decide on the Company’s transformation, merger, take-over and split-up; its dissolution and liquidation; to appoint and remove liquidators and appreciate their accounts;

V.	To authorize the Company to grant guarantees to third parties’ obligations, excluding its controlled companies’ obligations;

VI.	To suspend the rights of shareholders that do not comply with their duties imposed by law or these By-laws;

VII.	To elect and remove, at any time, the members of Board of Directors and the members of the Statutory Audit Committee;

VIII.	to determine the global or individual remuneration of the members of the Board of Directors, Board of Executive Officers and members of the Statutory Audit Committee;

IX.	to annually take the accounts of the management and decide about the financial statements submitted by the management;

X.	to decide whether the Company shall file a civil liability law suit against the management for losses in the Company’s assets, as provided in section 159 of Law No. 6.404/76;

XI.	to authorize the sale of all or part of the shares of a controlled company;

XII.	to resolve about capital stock increase by means of subscription of new shares, as provided in the sole paragraph of section 6 and whenever the limit of the authorized capital has been attained;

XIII.	to decide on the issue of any other securities in Brazil or abroad, in particular the issue of shares and subscription bonus, in compliance with the laws and the provisions hereof;

XIV.	to authorize the exchange of shares or other securities issued by controlled companies;

XV.	to previously approve the execution of any agreements with a duration exceeding 12 (twelve) months between the Company or its controlled companies, on the one side,

and the controlling shareholder or companies controlled, affiliated or under the same control or the controlling companies of the latter, or parties related to the Company, on the other side, except when those agreements are governed by uniform clauses.

Sole Paragraph - Without prejudice to the provision under paragraph 1, section 115 of Law 6.404/76, the holders of preferred shares shall have right to vote on the shareholders’ meeting decisions mentioned in item XV of this section, as well as on those concerning the amendment or cancellation of the following provisions of these sections:

I.	item XV of section 13;

II.	sole paragraph of section 14; and

III.	section 49.

Section 14 - The Shareholders’ Meeting shall be convened by the Board of Directors, represented by its Chairman, and may also be convened as provided under the sole paragraph of section 123 of Law 6.404/76.

Sole Paragraph - In the hypotheses provided under section 136 of Law 6404/76, the first call to the Shareholders’ Meeting shall be made at least 30 (thirty) days in advance, and the second call at least 08 (eight) days in advance.

Section 15 - The Shareholders’ Meeting shall be opened by the Company’s Chief Executive Officer or by its expressly appointed proxy, with specific authority therefore, who shall then elect the presiding board, formed by a chairman and a secretary, chosen among the individuals present.

Sole Paragraph - In order to prove the shareholder status, it will be observed the provision of section 126 of Law 6404/76; holders of uncertified or deposited shares shall deposit with the Company’s head-office, no later than 2 (two) working days before the shareholders’ meeting, their identity document and respective proxy, when needed, and the receipt/statement issued by the depository institution, issued no later than five (5) working days before the shareholders’ meeting.

Section 16 - The Shareholders’ Meeting proceedings and resolutions shall be recorded in minutes, signed by the presiding board and the shareholders attending the meeting that represents, at least, the majority required for passing resolutions.

Paragraph One - The minutes shall be recorded as a summary of the facts, including dissents and protests.

Paragraph Two - Except as otherwise decided by the Meeting, the minutes shall be published without the shareholders’ signatures.

Section 17 - Annually, within the first four months following the end of the fiscal year, a annual Shareholders’ Meeting shall be convened to:

I.	take the management accounts; examine, discuss and vote the financial statements;

II.	decide on the uses to which the net profits of the fiscal year should be put and on the distribution of dividends; and

III.	elect the members of the Statutory Audit Committee and, when applicable, the members of the Board of Directors.

Section 18 - A Special Shareholders’ Meeting shall be convened whenever the Company interests so require.

Section 19. - The shareholders shall exercise their voting rights in the Company’s interests.

CHAPTER IV

COMPANY MANAGEMENT

SECTION I

GENERAL RULES

Section 20 - The Company shall be managed by the Board of Directors and by the Board of Executive Officers.

Paragraph One - The Board of Directors, as a decision body, shall carry out the high management of the Company.

Paragraph Two - The Executive Officers are the Company ‘s representative and executive body, and each one of them shall act within his/her respective scope of authority, provided that the limits set forth in sections 13, 25 and 32 of these By-laws are observed.

Paragraph Three - The duties and powers vested by law on each management body cannot be assigned to another.

Paragraph Four - The members of the Board of Directors and the Executive Officers are released from providing a pledge as guarantee of their term of office.

Section 21 - Managers will take office by signing an instrument of appointment recorded in the Book of the Minutes of the Board of Directors or Executive Officers’ Meetings, as the case may be.

Section 22 - At the taking of office, the Company’s Managers shall sign, in addition to the instrument of appointment, a statement pursuant to which they shall adhere to the terms of the Company’s ethics code and the “Policy of Disclosure and Use of Information and of Securities Trading” Manual.

Section 23 - In addition to the events of death, resignation, dismissing and other events provided for in the law, the position shall become vacant when the manager fails to sign the instrument of appointment within the 30 (thirty) days as of its election or is absent from exercising its duties for more than 30 (thirty) consecutive days or 90 (ninety) non-consecutive days during the term of office, everything with no just cause, at the discretion of the Board of Directors.

Sole Paragraph - The resignation from the position of manager shall be made upon written communication to the body integrated by the resigning member, and it shall become effective as of such moment to the Company and, to any third parties, after the filing of the document of resignation with the Board of Trade and its publication.

Section 24 - The managers’ mandate shall be of 2 (two) years, with reelection allowed.

Sole Paragraph - The managers’ mandates shall be considered extended until their elected successors take office.

SECTION II

BOARD OF DIRECTORS

Section 25 - In addition to the duties provided by law, the Board of Directors is responsible for:

I.	approving and following up the Company’s annual budget, as well as that of its controlled companies, in addition to the goals action plan and business strategy plan for the period covered by the budget;

II.	deciding on the Company’s capital increase up to the limit of authorized capital, as provided in section 6 of these By-laws;

III.	authorizing the issue of commercial papers for public offering;

IV.	deciding, when so empowered by the Shareholders’ Meeting, on the conditions for the issue of debentures, as provided in paragraph 1, section 59 of Law 6.404/76;

V.	authorizing the purchase of shares issued by the Company, for the purposes of cancellation or holding them in treasury and subsequent sale;

VI.	deciding on the approval of a program of depository receipts issued by the Company;

VII.	approving the purchase or sale by the Company of its interest in capital stock of other companies, except in the case provided in item XI of section 13 of these By-laws;

VIII.	authorizing the waiver of preemptive rights to the subscription of shares, debentures convertible into shares or subscription bonus issued by the controlled companies;

IX.	authorizing the creation of a subsidiary;

X.	authorizing the Company, as well as its controlled companies and affiliates, to enter into, amend or terminate shareholders’ agreements;

XI.	previously approving any continuous rendering agreements, with a term equal to or below 12 (twelve) months, of an amount equal to or greater than R$5,000,000.00 (five million Reais) per year, between the Company or its controlled companies, on one side, and the controlling shareholder or controlled companies, affiliated, under common control or holding companies of the latter, or companies in any way related to the Company or its controlled companies, on the other side;

XII.	submitting to the approval of the Shareholders’ Meeting the performance of any business or transaction included among those listed in item XV or section 13 of these By-laws;

XIII.	authorizing the granting of securities or personal guaranty by the Company in favor of controlled companies;

XIV.	authorizing the sale or encumbrance of the Company’s real estate properties, or those of the companies controlled thereby, whose book value is greater than R$250,000.00 (two hundred and fifty thousand Reais);

XV.	authorizing the sale or encumbrance of any assets integrating the Company’s permanent assets, or those of the companies controlled thereby, whose book value is greater than R$5,000,000.00 (five million Reais);

XVI.	authorizing the purchase by the Company, or by its companies controlled, of assets for the permanent assets whose individual value is greater than 2% (two percent) of the Company’s net worth, accrued on the latest annual balance sheet approved by the Shareholder’s Meeting;

XVII.	approving the contracting by the Company or its controlled companies of loans, financing or other transactions implying indebtedness to the Company or its controlled companies, whose individual value is higher than 2% (two percent) of the Company’s net worth, accrued in the latest annual balance sheet as approved by the Shareholder’s Meeting;

XVIII.	by virtue of the Company’s social responsibilities and those of its controlled companies, authorizing the performance of free acts, for the benefit of employees or the community, whenever the value involved is greater than R$ 250,000.00 (two hundred and fifty thousand Reais), provided that the granting of guaranties to employees in the case of interstate and/or intercity transfers does not depend on previous approval by the Board of Directors;

XIX.	approving the Company’s supplementary pension plan and that of its controlled companies;

XX.	electing and dismissing, at any time, the Executive Officers, including the Chief Executive Officer, determining their specific duties and scopes of authority in compliance with the provisions of these By-laws, and also approving the assignment of new duties to Executive Officers and any amendment to the composition and the duties of the Executive Officers;

XXI.	dividing the total global remuneration amount established by the Shareholders’ Meeting among the Directors and Executive Officers of the Company, as the case may be;

XXII.	approving any Executive Officers’ proposal concerning the Company’s internal regulations with the respective organizational chart, including the scope of authority and specific duties of its Executive Officers;

XXIII.	establishing the guidelines for Company proxies’ vote in the Shareholders’ Meetings of its controlled or affiliated companies, as far as the matters approved by the Board of Directors are concerned;

XXIV.	appointing the Company’s representatives in the management of the companies in which it holds capital interest;

XXV.	electing and dismissing the Company’s independent auditors, provided that the recommendations of the Statutory Audit Committee are observed;

XXVI.	perform any other activity assigned to it by the Shareholders’ Meeting;

XXVII.	deciding the cases not provided for herein and performing other duties not assigned to another body by law or by these By-laws.

Section 26 - The Board of Directors is comprised of 03 (three) to 07 (seven) permanent members and the same number of alternates.

Section 27 - The Directors, and the respective alternates thereto, shall be elected by the Shareholders’ Meeting that shall also appoint, among them, the Chairman of the board.

Paragraph One - A Director shall have a spotless reputation; except as waived by the Shareholders’ Meeting, the following may not be elected: (I) those who hold positions in companies that might be considered competitors to the Company; or (II) those who have or represent conflicting interest with that of the Company. A Director shall not be able to exercise the right to vote in the case those same impediments specified in this paragraph 1 supervene.

Paragraph Two - Pursuant to Section 115, paragraph 1 of Law 6.404/76, the right to vote for the election of the Directors shall not be exercised in the circumstances where there is a conflict of interest with that of the Company.

Paragraph Three - A Director shall not have access to information nor attend a Board of Directors’ meeting concerning matters in which he/she has or represents conflicting interest with that of the Company.

Section 28 - The members of the Board of Directors shall be replaced when they are absent, hindered or vacant, by the respective alternate thereto.

Sole Paragraph - In the case of a vacancy in the position of a permanent Director and, in the absence of the alternate thereto to serve for the remaining time of the mandate, the remaining Directors shall appoint a substitute that will exercise the office until the first Shareholders’ Meeting.

Section 29 - The Board of Directors shall meet regularly every quarter and whenever called for a special meeting by its Chairman or by any 2 (two) Directors or the Company’s Chief Executive Officer.

Paragraph One - The call notices shall be sent by mail, fax or e-mail, delivered at least 7 (seven) days in advance, except in the cases of evident urgency, at the sole discretion of the Chairman of the Board. The call notice shall specify the agenda.

Paragraph Two - The members of the Board are authorized to participate through video and/or audio conferences, everything with no prejudice to the effectiveness of the decisions made. Votes by letter, fax or e-mail are allowed as well, as long as they are received by the Chairman of the Board of Directors or the alternate thereto until the time of the respective meeting.

Paragraph Three - The Chairman of the Board of Directors may invite to attend the meetings of the body any other members of the Board of Executive Officers, other Company’s high-ranked employees, as well as any third parties that may contribute with opinions or recommendations related to the matters to be decided on by the Board of Directors. The individuals invited to attend the meetings of the Board shall not be entitled to vote.

Section 30 - The Board of Directors decisions shall be passed by majority of votes, with the presence of the majority of the Directors; and in the event of draw, the Chairman shall be entitled to the deciding vote.

Sole Paragraph - In any case, the Board of Directors meetings shall be recorded in minutes, which shall be signed by all that attended such meeting.

SECTION III

BOARD Of EXECUTIVE OFFICERS

Section 31 - The Board of Executive Officers, who may or may not be shareholders themselves, shall comprised of, a minimum, of 2 (two) and, a maximum, of 6 (six) members, which shall have the following titles: I - Chief Executive Officer, II - Chief Financial Officer; III - Chief Business Officer; IV - Chief Supplies Officer; V - Chief Human Resources Officer; VI - General Counsel. All Executive Officers shall be elected by the Board of Directors, which may dismiss them at any time

Paragraph One - The Chief Financial Officer shall also perform the duties of Chief Investor Relations Officer.

Paragraph Two - In the case of a vacant Executive Officer position, the Board of Directors shall elect a new Executive officer or an alternate to fill it in for the unexpired term of mandate.

Paragraph Three - In the absence or temporary incapacity of any Officer, an alternate shall be appointed by the Chief Executive Officer or, in the event of his incapacity, by majority decision of the Executive Officers.

Section 32 - Pursuant to the provisions of section 143, paragraph 2 of Law 6.404/76, it is incumbent upon the Board of Executive Officers, acting as a decision body:

I. – approve the proposals, plans and projects to be submitted to the Board of Directors and/or the Shareholders’ Meeting;

II – previously approve the execution of any agreements between the Company or its controlled companies, on one side, and the controlling shareholder or controlled companies, affiliates, companies subject to common control or controlling companies of the latter, or companies that otherwise are parties related to the Company or its controlled companies, on the other side, provided that the provisions of sections13 and 25 are observed;

III – authorize the participation of the Company or its companies controlled in any joint venture, partnership, consortium or any similar structure;

IV – authorize the sale or encumbrance of any Company’s real estate properties, or those of its controlled companies, provided that the provisions of item XIV of section 25 of these By-laws are observed;

V – authorize the sale or encumbrance of any assets integrating the Company’s permanent assets, or those of its controlled companies, whose book value is greater than R$1,000,000.00 (one million reais), provided that the provisions of item XV of section 25 of these By-laws are observed;

VI – approve the execution by the Company or by its controlled companies, of active or passive agreements for the supply or lease of goods or services, whose annual value is greater than R$15,000,000.00 (fifteen million reais);

VII – approve the contracting by the Company or by its controlled companies of loans, financing, or any other transactions implying indebtedness to the Company or its controlled companies, whose individual value is greater than R$30,000,000.00 (thirty million reais), provided that the provisions of item XVII of section 25 of this By-laws are observed;

VIII – authorize the settlement in administrative or judicial proceedings, lawsuits or litigation related to the Company or its controlled companies, whenever the amount involved is greater than R$5,000,000.00 (five million Reais);

IX – by virtue of the Company’s social responsibilities and those of its controlled companies, authorize the performance of free acts to the benefit of employees or the community, provided that the provisions of item XVIII of section 25 of the By-laws are observed;

X – approve the execution of collective agreements by the Company or its controlled companies;

XI – establish the internal policy of authorizations by the Company and its controlled companies;

XII – authorize the appointment of proxies for the practice of the acts listed in this Section 32.

Section 33 - The Board of Executive Officers shall meet whenever convened by the Chief Executive Officer or by 2 (two) members of the Board of Executive Officers.

Paragraph One - The call notices shall be sent by mail, fax or e-mail, delivered at least 2 (two) days in advance, except in the cases of evident urgency, at the sole discretion of the Chief Executive Officer. The call notice shall specify the agenda.

Paragraph Two - The officers are authorized to participate through video and/or audio conferences, everything with no prejudice to the effectiveness of the decisions made. Votes by letter, fax or e-mail are allowed as well, as long as they are received by the Chief Executive Officer or the alternate thereto until the time of the meeting.

Paragraph Three - The decisions of the Board of Executive Officers shall be made by majority of votes of the Executive Officers, and the Chief Executive Officer shall be entitled to the deciding vote in the event of draw.

Paragraph Four - In any event, the meetings of the Board of Executive Officers shall be recorded in minutes, which shall be signed by the attending officers.

Section 34 - The Chief Executive Officer, acting severally, is vested with full powers to practice any and every act and sign any and every document on behalf of the Company, provided that the limits set forth by Sections 13, 25 and 32 of these By-laws and under the law are observed.

Paragraph One - The Board of Directors is responsible for determining the scope of authority of each one of the other Executive Officers, as well as the value up to which they are authorized to perform acts and sign documents on behalf of the Company, provided that the limits provided for in sections 13, 25 and 32 of these By-laws and under the law are observed.

Paragraph Two - Without prejudice of the provision of paragraph one of this section, any of the Executive Officers may act severally in matters the value of which does not exceed R$100,000.00 (one hundred thousand Reais), as well as to represent the Company before third parties, including federal, state and local government agencies.

Section 35 - Provided that the limits provided in sections 13, 25, 32 and 34 of these By-laws and under the law are observed, the Company shall be represented and shall be validly bound by the act or signature of: (I) any Executive Officer, acting severally, or (II) 2 (two) attorneys acting jointly. The Company may also be represented by a single attorney, acting severally, as long as the respective power of attorney has been signed by 2 (two) Executive Officers, one of them necessarily being the Chief Executive Officer.

Sole Paragraph - The powers of attorney granted by the Company shall be always signed by one Executive Officer, within the scope of authority of such Officer. The powers of attorney shall specify the powers granted and, except for those for judicial purposes, shall be valid for a maximum of 1 (one) year. The delegation of powers of attorney “ad-negotia” is prohibited.

Section 36 - The Board of Directors shall manage the Company strictly complying with the provisions of these By-laws and the applicable legislation, and the members thereof are not allowed to jointly or severally practice any act strange to the Company’s corporate purposes.

CHAPTER V

STATUTORY AUDIT COMMITTEE

Section 37 - The Statutory Audit Committee is the body responsible for the surveillance of the Company’s management acts and information to shareholders, and shall be operated permanently.

Sole Paragraph - In addition to its ordinary duties, the Statutory Audit Committee also performs the function of Company’s Audit Committee.

Section 38 - The Statutory Audit Committee shall be comprised of 3 (three) to 5 (five) permanent members and an equal number of alternates, shareholders or not, elected by the Shareholders’ Meeting.

Paragraph One The members of the Statutory Audit Committee shall be independent, and for such, they shall comply with the following requirements: I – not be or not have been in the past 3 (three) years an employee or manager of the Company or any company controlled thereby or under the common control therewith; II – not receive any remuneration, either directly or indirectly, from the Company or from a company controlled thereby or under the common control therewith, except for the remuneration as member of the Statutory Audit Committee. Individuals who are not qualified as independent, as provided for in this paragraph 1, may not be elected for the Statutory Audit Committee;

Paragraph Two - The term of office of Statutory Audit Committee members shall end at the first Annual Shareholders’ Meeting following the respective election, reelection being allowed. The members of the Statutory Audit Committee shall remain in office until their successors are installed.

Paragraph Three - The members of the Statutory Audit Committee, in their first meeting, shall elect their Chairman, charged with effecting that organ’s decisions.

Paragraph Four - The Statutory Audit Committee may request the Company to appoint qualified staff to provide it clerical and technical support.

Paragraph Five - Upon their installation, the members of the Statutory Audit Committee shall sign, in addition to the instrument of taking of office, a statement whereby they shall abide by the rules of such agency’s internal regulation, the

Company’s ethics code and the “Policy of Disclosure and Use of Information and of Securities Trading” Manual, as well as a statement certifying that they are not under any hindrance, as provided for in the internal regulation of the Statutory Audit Committee.

Section 39 - In addition to the duties provided for at law, the Statutory Audit Committee shall, as the Company’s Audit Committee:

I. advise the Board of Directors on the contracting of or the termination of the agreement with the Company’s independent auditors;

II. previously approve the services to be rendered by the independent auditors, whether such services are audit services or not, as well as the respective fees to be paid by the Company, everything as provided for in the respective procedure as approved by the Statutory Audit Committee;

III. analyze the annual working plan of the Company’s independent auditors, discuss the outcome of their activities, works and revisions made, as well as assess their performance and independence;

IV. issue opinions and judgments and supervise the activities of the Company’s independent auditors, including, to the extent allowed by the law, assist in the settlement of any possible discrepancies between the management and the independent auditors as far as the submission of financial statements and information is concerned;

V. review the work plan of internal auditors, discuss the outcome of their activities, works and revisions made;

VI. analyze the efficacy of the Company’s internal control systems and risk management, in order to monitor the compliance with the provisions related to the submission of financial statements and information, among other things;

VII. carry out the duties provided for in the internal regulation of the Statutory Audit Committee related to receiving, processing and handling anonymous denunciations pertaining to any accounting, internal accounting control or audit matters (“reporting channel”).

Section 40 - The Statutory Audit Committee shall meet regularly every quarter, and specially whenever needed.

Paragraph One - The meetings shall be convened by the Chairman of the Statutory Audit Committee or by 2 (two) of its members or by the Company’s Chief Executive Officer, and they shall be established upon the attendance of the majority of its members.

Paragraph Two - The Committee resolutions shall be passed by majority vote, the majority of its members being present and the dissenting member of the Statutory Audit Committee shall state his dissenting opinion on the meeting minutes and shall inform it to the managing organs and the Shareholders’ Meeting.

Section 41- The members of the Statutory Audit Committee shall be replaced in their absence or incapacity by their respective alternates.

Section 42 - In addition to the events of death, resignation, removal and others provided by law, a position shall become vacant when the member of the Statutory Audit Committee fails to appear at 2 (two) consecutive meetings or 3 (three) non-consecutive meetings in a fiscal year.

Paragraph One - In the event a position in the Committee becomes vacant, the replacement shall be effected as provided under section 41 hereof.

Paragraph Two - If a position in the Statutory Audit Committee becomes vacant and there is no alternate to be called to serve for the remaining term of office, a Shareholders’ Meeting shall be convened to elect the alternate.

Section 43 - The remuneration of the members of the Statutory Audit Committee shall be determined by the Annual Shareholders’ Meeting electing them, and for each acting member it shall not be less than one tenth of the average remuneration paid to each Executive Officer, not counting profit sharing.

Sole Paragraph - The acting alternate shall be entitled to the member’s remuneration for the replacement period, counted month by month, on which case the permanent member shall not receive the monthly remuneration.

Section 44 - As suggested by the Statutory Audit Committee, the Company’s Shareholders’ Meeting shall set aside, on an annual basis, a reasonable amount to pay the expenses incurred by the Statutory Audit Committee, which shall be incurred pursuant to the budget approved by the majority of its members.

Paragraph One - The Company’s management shall take the actions required for the Company to bear all costs and expenses as approved by the Statutory Audit Committee, provided that the limit established by the Company’s Shareholders’ Meeting is observed.

Paragraph Two - The Statutory Audit Committee, upon decision of the majority of its members, may hire external consultants, including independent auditors and lawyers, to assist it in complying with its duties and assignments, provided that the annual budgetary limit determined by the Shareholders’ Meeting, as provided in the head paragraph hereof, is observed.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Section 45 - The fiscal year shall last one year, starting on January 1st (first) of each year and ending on the last day of the month of December.

Section 46 - The Management shall submit to the Annual Shareholders’ Meeting, together with the financial statements, a proposal for employee profit sharing and for the destination of the net income for the year.

Paragraph One - The net income shall have the following destination:

I.	5% (Five percent) for the legal reserve, up to 20% (twenty percent) of the paid-up capital;

II.	25% (Twenty-five percent) of the net income, restated pursuant to items II and III of section 202 of Law 6.404/76 shall be distributed as mandatory minimum dividend to all shareholders, respecting the provisions of the next section; such amount shall be increased to meet the amount required to pay the preferred shares priority dividend.

Paragraph Two - The net income balance not allocated to the payment of the mandatory minimum dividend nor to the preferred shares priority dividend shall be allocated to a supplementary reserve for the expansion of corporate business, not to exceed 80% (eighty percent) of the capital. Once that limit is reached, the Shareholders’ Meeting shall decide on the destination of the balance, either distribution to shareholders or capitalization.

Section 47 - The amount corresponding to the mandatory minimum dividend shall be destined to the payment of the preferred shares priority dividend up to the preference limit; then the owners of common shares shall be paid, up to the same limit of preferred shares; the balance, if any, shall be prorated among all shareholders.

Paragraph One - The management may pay or credit interest on capital as provided under paragraph 7, section 9 of Law 9.249/95 and applicable laws and regulations, which can be deducted from the mandatory dividends under section 202 of Law 6.404/76, even when included in the preferred shares minimum dividend.

Paragraph Two - Dividends not claimed within a period of 3 (three) months shall revert to the Company.

CHAPTER VII

LIQUIDATION

Section 48 - The Company shall be liquidated in the cases provided by law, or upon decision of the Shareholders’ Meeting, which shall determine the method of liquidation,

elect the liquidator and install the Statutory Audit Committee for the liquidation period, electing its members and determining their respective remuneration.

CHAPTER VIII

GENERAL AND TEMPORARY PROVISIONS

Section 49 - The approval by the Company, through its representatives, of the merger, split-up, takeover or dissolution of its controlled companies shall be preceded by an economic-financial analysis by an internationally acknowledged independent company, that shall confirm equitable treatment is being provided to all companies involved, the shareholders of which shall be granted ample access to the report on that analysis.

Section 50 - These By-laws shall be interpreted in good faith. The Shareholders and the Company shall act in their relationship with the strictest good faith both subjectively and objectively.

ESTATUTO SOCIAL

TIM PARTICIPAÇÕES S.A.

CAPITULO I

DAS CARACTERÍSTICAS DA COMPANHIA

Art. 1º - TIM PARTICIPAÇÕES S.A. é uma sociedade por ações, de capital aberto, que se rege pelo presente Estatuto e pela legislação aplicável.

Art. 2º - A Companhia tem por objeto:

I. exercer o controle de sociedades exploradoras de serviços de telecomunicações, incluindo serviços de telefonia móvel pessoal e outros, nas áreas de suas concessões e/ou autorizações;

II. promover, através de sociedades controladas ou coligadas, a expansão e implantação de serviços de telefonia móvel, em suas respectivas áreas de concessões e/ou autorizações;

III. promover, realizar ou orientar a captação, em fontes internas e externas, de recursos a serem aplicados pela Companhia ou pelas suas controladas;

IV. promover e estimular atividades de estudos e pesquisas visando ao desenvolvimento do setor de telefonia móvel;

V. executar, através de sociedades controladas ou coligadas, serviços técnicos especializados afetos à área de telefonia móvel;

VI. promover, estimular e coordenar, através de suas sociedades controladas ou coligadas, a formação e o treinamento do pessoal necessário ao setor de telefonia móvel;

VII. realizar ou promover importações de bens e serviços para as suas sociedades controladas e coligadas;

VIII. exercer outras atividades afins ou correlatas ao seu objeto social;

IX. participar do capital de outras sociedades.

Art. 3º - A Companhia tem sede e foro na cidade e Estado do Rio de Janeiro, na Avenida das Américas, 3434, Bloco 1, 7º andar – Parte, podendo, por decisão do Conselho de Administração, criar e extinguir filiais e escritórios em qualquer ponto do território nacional e no exterior.

Art. 4º - O prazo de duração da Companhia é indeterminado.

CAPÍTULO II

DO CAPITAL SOCIAL

Art. 5º - O capital social, subscrito e integralizado, é de R$7.512.709.900,16 (sete bilhões, quinhentos e doze milhões, setecentos e nove mil, novecentos reais e dezesseis centavos), representado por 2.329.714.860 (dois bilhões, trezentos e vinte e nove milhões, setecentos e quatorze mil, oitocentos e sessenta) ações, sendo 793.544.277 (setecentos e noventa e três milhões, quinhentos e quarenta e quatro mil, duzentos e setenta e sete) ações ordinárias e 1.536.170.583 (um bilhão, quinhentos e trinta e seis milhões, cento e setenta mil, quinhentos e oitenta e três) ações preferenciais, todas nominativas e sem valor nominal.

Art. 6º - A Companhia está autorizada a aumentar seu capital social, mediante deliberação do Conselho de Administração, independentemente de reforma estatutária, até o limite de 2.500.000.000 (dois bilhões e quinhentos milhões) de ações, ordinárias ou preferenciais.

Parágrafo Único - Dentro do limite do capital autorizado de que trata o caput deste artigo, a Companhia poderá outorgar opção de compra de ações a seus administradores, empregados e a pessoas naturais que prestem serviços à Companhia ou a sociedades sob o seu controle, de acordo com o plano aprovado pela Assembléia Geral.

Art. 7º - O capital social é representado por ações ordinárias e preferenciais, sem valor nominal, não havendo obrigatoriedade, nos aumentos de capital, de se guardar proporção entre elas, observadas as disposições legais e estatutárias.

Art. 8º - Por deliberação da Assembléia Geral pode ser excluído o direito de preferência para emissão de ações, debêntures conversíveis em ações e bônus de subscrição, cuja colocação seja feita mediante:

I. subscrição pública ou venda em bolsa de valores;

II. permuta por ações, em oferta pública de aquisição de controle, nos termos dos artigos 257 a 263 da Lei 6.404/76;

III. gozo de incentivos fiscais, nos termos de lei especial.

Art. 9º - A cada ação ordinária corresponde o direito a um voto nas deliberações da Assembléia Geral.

Art. 10 - As ações preferenciais não têm direito a voto, exceto na hipótese do § único do artigo 13 deste Estatuto, sendo a elas assegurada as seguintes preferências ou vantagens:

I. prioridade no reembolso de capital, sem prêmio;

II. pagamento de dividendos mínimos, não cumulativos, de 6% (seis por cento) ao ano, sobre o valor resultante da divisão do capital subscrito pelo número total de ações da Companhia.

Parágrafo 1º - Fica assegurado aos titulares de ações preferenciais, ano a ano, o direito de receber dividendo por ação, correspondente a 3% (três por cento) do valor do patrimônio líquido da ação, segundo o último balanço aprovado, sempre que o dividendo estabelecido segundo este critério for superior ao dividendo calculado segundo o critério estabelecido no caput deste artigo.

Parágrafo 2º - As ações preferenciais adquirirão direito a voto se a Companhia, por um prazo de 03 (três) anos consecutivos, deixar de pagar os dividendos mínimos a que fazem jus nos termos do caput deste artigo, direito esse que conservarão até o pagamento, se tais dividendos não forem cumulativos, ou até que sejam pagos os cumulativos em atraso, tudo na forma do § 1º do artigo 111 da Lei 6.404/76.

Art. 11 - As ações da Companhia serão escriturais, sendo mantidas em conta de depósito, em instituição financeira, em nome de seus titulares, sem emissão de certificados. A instituição depositária poderá cobrar dos acionistas o custo do serviço de transferência de suas ações, nos termos do disposto no artigo 35, § 3º da Lei 6.404/76.

CAPÍTULO III

DA ASSEMBLÉIA GERAL

Art. 12 - A Assembléia Geral é o órgão superior da Companhia, com poderes para deliberar sobre todos os negócios relativos ao objeto social e tomar as providências que julgar convenientes à defesa e ao desenvolvimento da Companhia.

Art. 13 - Compete privativamente à Assembléia Geral:

I. reformar o Estatuto Social;

II. autorizar a emissão de debêntures e de debêntures conversíveis em ações ou vendê-las, se em tesouraria, bem como autorizar a venda de debêntures conversíveis em ações de sua titularidade de emissão de empresas controladas, podendo delegar ao Conselho de Administração a deliberação sobre a época e as condições de vencimento, amortização ou resgate, a época e as condições de pagamento dos juros, da participação nos lucros e de prêmio de reembolso, se houver, e o modo de subscrição ou colocação, bem como o tipo de debêntures;

III. deliberar sobre a avaliação de bens com que o acionista concorrer para a formação do capital social;

IV. deliberar sobre transformação, fusão, incorporação e cisão da Companhia, sua dissolução e liquidação, eleger e destituir liquidantes e julgar-lhes as contas;

V. autorizar a prestação de garantias pela Companhia a obrigações de terceiros, nestes não incluídas as sociedades controladas;

VI. suspender o exercício dos direitos do acionista que deixar de cumprir obrigações impostas pela lei ou pelo Estatuto;

VII. eleger ou destituir, a qualquer tempo, os membros do Conselho de Administração e os membros do Conselho Fiscal;

VIII. fixar a remuneração global ou individual dos membros do Conselho de Administração, da Diretoria e do Conselho Fiscal;

IX. tomar, anualmente, as contas dos administradores e deliberar sobre as demonstrações financeiras por eles apresentadas;

X. deliberar sobre promoção de ação de responsabilidade civil a ser movida pela Companhia contra os administradores, pelos prejuízos causados ao seu patrimônio, na conformidade do disposto no artigo 159 da Lei 6.404/76;

XI. autorizar a alienação, no todo ou em parte, das ações de sociedade sob o seu controle;

XII. deliberar sobre o aumento do capital social por subscrição de novas ações, na hipótese do § único do artigo 6º e quando o limite do capital autorizado encontrar-se esgotado;

XIII. deliberar sobre a emissão de quaisquer outros títulos ou valores mobiliários, no País ou no exterior, notadamente sobre emissão de ações e bônus de subscrição, observadas as disposições legais e estatutárias;

XIV. autorizar a permuta de ações ou outros valores mobiliários de emissão de sociedades controladas;

XV. aprovar previamente a celebração de quaisquer contratos com prazo superior a 12 (doze) meses entre a Companhia ou suas controladas, de um lado, e o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste último, ou que de outra forma constituam partes relacionadas à Companhia, de outra parte, salvo quando os contratos obedecerem a cláusulas uniformes.

Parágrafo Único - Sem prejuízo do disposto no § 1º do artigo 115 da Lei 6.404/76, os titulares de ações preferenciais terão direito a voto nas deliberações assembleares referidas no inciso XV deste artigo, assim como naquelas referentes à alteração ou revogação dos seguintes dispositivos estatutários:

I. inciso XV do artigo 13;

II. § único do artigo 14; e

III. artigo 49.

Art. 14 - A Assembléia Geral será convocada pelo Conselho de Administração, cabendo ao seu Presidente consubstanciar o respectivo ato, podendo ser convocada na forma prevista no § único do artigo 123 da Lei 6.404/76.

Parágrafo Único - Nas hipóteses do artigo 136 da Lei 6.404/76, a primeira convocação da Assembléia Geral será feita com 30 (trinta) dias de antecedência, no mínimo, e com antecedência mínima de 08 (oito) dias, em segunda convocação.

Art. 15 - A Assembléia Geral será instalada pelo Diretor Presidente da Companhia ou por um procurador expressamente por ele designado, com poderes específicos, que procederá à eleição da mesa diretora, composta de um presidente e um secretário, escolhidos dentre os presentes.

Parágrafo Único - Para fins de comprovação da condição de acionista, será observado o que dispõe o artigo 126 da Lei 6.404/76, sendo que aqueles detentores de ações escriturais ou em custódia deverão depositar, até 02 (dois) dias úteis anteriores a reunião assemblear, na sede da Companhia, além do documento de identidade e o respectivo instrumento de mandato, quando necessário, o comprovante/extrato expedido pela instituição financeira depositária, este emitido, pelo menos, 05 (cinco) dias úteis antes da reunião assemblear.

Art. 16 - Dos trabalhos e deliberações da Assembléia Geral será lavrada ata, assinada pelos membros da mesa e pelos acionistas presentes, que representem, no mínimo, a maioria necessária para as deliberações tomadas.

Parágrafo 1º - A ata será lavrada na forma de sumário dos fatos, inclusive dissidências e protestos.

Parágrafo 2º - Salvo deliberação em contrário da Assembléia, as atas serão publicadas com omissão das assinaturas dos acionistas.

Art. 17 - Anualmente, nos quatro primeiros meses subseqüentes ao término do exercício social, a Assembléia Geral se reunirá, ordinariamente, para:

I. tomar as contas dos administradores; examinar, discutir e votar as demonstrações financeiras;

II. deliberar sobre a destinação do lucro líquido do exercício e a distribuição de dividendos;

III. eleger os membros do Conselho Fiscal e, quando for o caso, os membros do Conselho de Administração.

Art. 18 - A Assembléia Geral se reunirá, extraordinariamente, sempre que os interesses da Companhia o exigirem.

Art. 19 - Os acionistas deverão exercer seu direito de voto no interesse da Companhia.

CAPÍTULO IV

DA ADMINISTRAÇÃO DA COMPANHIA

SEÇÃO I

NORMAS GERAIS

Art. 20 - A administração da Companhia é exercida pelo Conselho de Administração e pela Diretoria.

Parágrafo 1º - O Conselho de Administração, órgão de deliberação colegiada, exerce a administração superior da Companhia.

Parágrafo 2º - A Diretoria é o órgão de representação e executivo de administração da Companhia, atuando cada um de seus membros segundo a respectiva competência, observadas as limitações estabelecidas nos artigos 13, 25 e 32 deste Estatuto.

Parágrafo 3º - As atribuições e poderes conferidos por lei a cada um dos órgãos da administração não podem ser outorgados a outro órgão.

Parágrafo 4º - Os membros do Conselho de Administração e da Diretoria ficam dispensados de prestar caução como garantia de sua gestão.

Art. 21 - Os administradores tomam posse mediante termos lavrados no Livro de Atas das Reuniões do Conselho de Administração ou da Diretoria, conforme o caso.

Art. 22 - No ato da posse, os administradores da Companhia firmarão, além do termo de posse, declaração através da qual aderirão aos termos do código de ética da Companhia e do manual de política de divulgação e uso de informações e de negociações de valores mobiliários da Companhia.

Art. 23 - Além dos casos de morte, renúncia, destituição e outros previstos em lei, dar-se-á a vacância do cargo quando o administrador deixar de assinar o termo de investidura no prazo de 30 (trinta) dias da eleição ou deixar o exercício da função por mais de 30 (trinta) dias consecutivos ou 90 (noventa) intercalados durante o prazo do mandato, tudo sem justa causa, a juízo do Conselho de Administração.

Parágrafo Único - A renúncia ao cargo de administrador é feita mediante comunicação escrita ao órgão a que o renunciante integrar, tornando-se eficaz, a partir desse momento, perante a Companhia e, perante terceiros, após o arquivamento do documento de renúncia no registro do comércio e sua publicação.

Art. 24 - É de 2 (dois) anos o mandato dos administradores, permitida a reeleição.

Parágrafo Único – Os mandatos dos administradores reputam-se prorrogados até a posse de seus sucessores eleitos.

SEÇÃO II

DO CONSELHO DE ADMINISTRAÇÃO

Art. 25 - Além das atribuições previstas em lei, compete ao Conselho de Administração:

I. aprovar e acompanhar o orçamento anual da Companhia, bem como das sociedades por ela controladas, além do plano de metas e de estratégia de negócios previsto para o período de vigência do orçamento;

II. deliberar sobre o aumento do capital da Companhia até o limite do capital autorizado, na forma do artigo 6º deste Estatuto;

III. autorizar a emissão de notas promissórias comerciais para subscrição pública (“commercial papers”);

IV. resolver, quando delegado pela Assembléia Geral, sobre as condições de emissão de debêntures, conforme o disposto no § 1º do artigo 59 da Lei 6.404/76;

V. autorizar a aquisição de ações de emissão da Companhia, para efeito de cancelamento ou permanência em tesouraria e posterior alienação;

VI. deliberar sobre a aprovação de programa de “depositary receipts” de emissão da Companhia;

VII. aprovar a participação ou alienação da participação da Companhia no capital de outras sociedades, salvo a hipótese prevista no inciso XI do artigo 13 deste Estatuto;

VIII. autorizar a renúncia a direitos de subscrição de ações, debêntures conversíveis em ações ou bônus de subscrição de emissão de sociedades controladas;

IX. autorizar a criação de subsidiária;

X. autorizar a Companhia, bem como suas coligadas e controladas, a celebrar, alterar ou rescindir acordos de acionistas;

XI. aprovar previamente a celebração de quaisquer contratos de prestação continuada, com vigência igual ou inferior a 12 (doze) meses e montante igual ou superior a R$ 5.000.000,00 (cinco milhões de reais) por ano, entre a Companhia ou suas controladas, de um lado, e o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste último, ou que de outra forma constituam partes relacionadas à Companhia ou suas controladas, de outro lado;

XII. submeter à aprovação da Assembléia Geral a realização de qualquer negócio ou operação que se inclua entre os mencionados no inciso XV do artigo 13 deste Estatuto;

XIII. autorizar a prestação de garantias reais ou fidejussórias pela Companhia em favor de sociedade controlada;

XIV. autorizar a alienação ou oneração de quaisquer bens imóveis da Companhia, ou das sociedades por ela controladas, cujo valor contábil seja superior a R$ 250.000,00 (duzentos e cinqüenta mil reais);

XV. autorizar a alienação ou oneração de quaisquer bens integrantes do ativo permanente da Companhia, ou das sociedades por ela controladas, cujo valor contábil seja superior a R$ 5.000.000,00 (cinco milhões de reais);

XVI. autorizar a aquisição pela Companhia, ou pelas sociedades por ela controladas, de bens para o ativo permanente cujo valor individual seja superior a 2% (dois por cento) do patrimônio líquido da Companhia, apurado no último balanço anual aprovado pela Assembléia Geral;

XVII. aprovar a contratação pela Companhia, ou pelas sociedades por ela controladas, de empréstimos, financiamentos, ou outras operações que impliquem em endividamento da Companhia ou das sociedades controladas, cujo valor individual seja superior a 2% (dois por cento) do patrimônio líquido da Companhia, apurado no último balanço anual aprovado pela Assembléia Geral;

XVIII. tendo em vista as responsabilidades sociais da Companhia e de suas controladas, autorizar a prática de atos gratuitos em benefício dos empregados ou da comunidade, sempre que o valor envolvido seja superior a R$ 250.000,00 (duzentos e cinqüenta mil reais), sendo que a prestação de fianças para empregados no caso de transferências e/ou remanejamentos interestaduais e/ou intermunicipais não configura matéria que dependa de prévia aprovação do Conselho de Administração;

XIX. aprovar a política de previdência complementar da Companhia e das sociedades por ela controladas;

XX. eleger e destituir, a qualquer tempo, os Diretores da Companhia, inclusive o Presidente, fixando-lhes as atribuições e os limites de autoridade específicos, observadas as disposições deste Estatuto, bem como aprovar a atribuição de novas funções aos Diretores e qualquer alteração na composição e nas atribuições dos membros da Diretoria;

XXI. ratear o montante global da remuneração, fixado pela Assembléia Geral, entre os Conselheiros e Diretores da Companhia, quando for o caso;

XXII. aprovar a proposta da Diretoria com relação ao regimento da Companhia com a respectiva estrutura organizacional, inclusive a competência e atribuição específicas dos Diretores da Companhia;

XXIII. estabelecer diretrizes para o exercício do direito de voto pelos representantes da Companhia nas Assembléias Gerais de suas controladas ou coligadas, no que diz respeito às matérias aprovadas por este Conselho de Administração;

XXIV. indicar os representantes da Companhia na administração das sociedades de que participe;

XXV. escolher e destituir os auditores independentes da Companhia, ouvidas as recomendações do Comitê de Auditoria;

XXVI. executar outras atividades que lhe sejam delegadas pela Assembléia Geral;

XXVII. resolver os casos omissos neste Estatuto e exercer outras atribuições que a Lei ou este Estatuto não confiram a outro órgão da Companhia.

Art. 26 - O Conselho de Administração é composto de 03 (três) a 07 (sete) membros efetivos e igual número de suplentes.

Art. 27 - Os membros do Conselho de Administração e respectivos suplentes são eleitos pela Assembléia Geral que escolhe, dentre eles, o Presidente do Conselho.

Parágrafo 1º - O Conselheiro deve ter reputação ilibada, não podendo ser eleito, salvo dispensa da Assembléia Geral, aquele que: I - ocupar cargos em sociedades que possam ser consideradas concorrentes da Companhia; ou II - tiver ou representar interesse conflitante com a Companhia. Não poderá ser exercido o direito de voto pelo Conselheiro, caso se configurem, supervenientemente, os fatores de impedimento indicados neste § 1º.

Parágrafo 2º - É vedado, na forma do artigo 115, § 1º da Lei 6.404/76, o direito de voto, na eleição dos membros do Conselho de Administração, em circunstâncias que configurem conflito de interesse com a Companhia.

Parágrafo 3º - O Conselheiro não poderá ter acesso a informações ou participar de reunião do Conselho de Administração relacionadas a assuntos sobre os quais tenha ou represente interesse conflitante com a Companhia.

Art. 28 - Os membros do Conselho de Administração serão substituídos em suas faltas, impedimento ou vacância, pelo respectivo suplente.

Parágrafo Único - No caso de vacância de cargo de Conselheiro efetivo e, na falta de seu suplente para cumprir o tempo remanescente do mandato, os demais Conselheiros nomearão um substituto que servirá até a primeira Assembléia Geral.

Art. 29 - O Conselho de Administração se reúne ordinariamente uma vez por trimestre e extraordinariamente mediante convocação feita por seu Presidente, ou por quaisquer 2 (dois) Conselheiros, ou pelo Diretor Presidente da Companhia.

Parágrafo 1º - As convocações se fazem por carta, fax ou correio eletrônico entregues com a antecedência mínima de 07 (sete) dias, salvo nas hipóteses de manifesta urgência, a critério exclusivo do Presidente do Conselho de Administração, devendo a comunicação conter a ordem do dia.

Parágrafo 2º - Os membros do Conselho de Administração poderão participar das reuniões por meio de áudio ou vídeo-conferência, tudo sem qualquer prejuízo à validade das decisões tomadas. Também serão admitidos votos por carta, fax ou correio eletrônico, desde que recebidos pelo Presidente do Conselho de Administração ou seu substituto até o momento da respectiva reunião.

Parágrafo 3º - O Presidente do Conselho de Administração poderá convidar para participar das reuniões do órgão qualquer membro da Diretoria, outros executivos da Companhia, assim como terceiros que possam contribuir com opiniões ou recomendações relacionadas às matérias a serem deliberadas pelo Conselho de Administração. Os indivíduos convidados a participar das reuniões do Conselho de Administração não terão direito de voto.

Art. 30 - O Conselho de Administração delibera por maioria de votos, presente a maioria de seus membros, cabendo ao Presidente do Conselho, no caso de empate, o voto de qualidade.

Parágrafo Único - Em qualquer hipótese, das reuniões do Conselho de Administração serão lavradas atas, as quais serão assinadas pelos presentes.

SEÇÃO III

DA DIRETORIA

Art. 31 - A Diretoria será composta por no mínimo 2 (dois) e no máximo 6 (seis) membros, acionistas ou não, os quais terão as seguintes designações: I – Diretor Presidente; II – Diretor Financeiro; III – Diretor Geral; IV – Diretor de Suprimentos; V – Diretor de Recursos Humanos; VI – Diretor Jurídico. Todos os Diretores serão eleitos pelo Conselho de Administração e por ele destituíveis a qualquer tempo.

Parágrafo 1º - O Diretor Financeiro acumulará a função de Diretor de Relações com Investidores.

Parágrafo 2º - Ocorrendo vacância de cargo de Diretor, caberá ao Conselho de Administração eleger o novo Diretor ou designar o substituto, o qual completará o mandato do substituído.

Parágrafo 3º - Na hipótese de ausências ou impedimentos temporários de qualquer Diretor, o substituto será designado pelo Diretor Presidente ou, na sua impossibilidade, por decisão da maioria da Diretoria.

Art. 32 - Nos termos do disposto no artigo 143, §2º da Lei 6.404/76, compete à Diretoria como órgão colegiado:

I. aprovar as propostas, planos e projetos a serem submetidos ao Conselho de Administração e/ou à Assembléia Geral;

II. aprovar previamente a celebração de quaisquer contratos entre a Companhia ou suas controladas, de um lado, e o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste último, ou que de outra forma constituam partes relacionadas à Companhia ou suas controladas, de outro lado, observado o disposto nos artigos 13 e 25 deste Estatuto;

III. autorizar a participação da Companhia ou de sociedades por ela controladas em qualquer “joint venture”, associação, consórcio ou qualquer estrutura similar;

IV. autorizar a alienação ou oneração de quaisquer bens imóveis da Companhia, ou de sociedades por ela controladas, observado o disposto no inciso XIV do artigo 25 deste Estatuto;

V. autorizar a alienação ou oneração de quaisquer bens integrantes do ativo permanente da Companhia, ou das sociedades por ela controladas, cujo valor contábil seja superior a R$ 1.000.000,00 (um milhão de reais), observado o disposto no inciso XV do artigo 25 deste Estatuto;

VI. aprovar a celebração pela Companhia, ou pelas sociedades por ela controladas, de contratos ativos ou passivos de fornecimento ou locação de bens ou serviços, cujo valor anual seja superior a R$ 15.000.000,00 (quinze milhões de reais);

VII. aprovar a contratação pela Companhia, ou pelas sociedades por ela controladas, de empréstimos, financiamentos, ou outras operações que impliquem em endividamento da Companhia ou de sociedades controladas, cujo valor individual seja superior a R$ 30.000.000,00 (trinta milhões de reais), observado o disposto no inciso XVII do artigo 25 deste Estatuto;

VIII. autorizar a transação ou acordo em processos administrativos ou judiciais, ações ou litígios relacionados à Companhia ou às sociedades por ela controladas, sempre que o valor envolvido seja superior a R$ 5.000.000,00 (cinco milhões de reais);

IX. tendo em vista as responsabilidades sociais da Companhia e de suas controladas, autorizar a prática de atos gratuitos em benefício dos empregados ou da comunidade, observado o disposto no inciso XVIII do artigo 25 deste Estatuto;

X. aprovar a celebração de acordos coletivos pela Companhia ou pelas sociedades por ela controladas;

XI. fixar a política interna de autorizações da Companhia e das sociedades por ela controladas;

XII. autorizar a nomeação de procuradores para a prática dos atos listados neste Artigo 32.

Art. 33 - A Diretoria reunir-se-á sempre que convocada pelo Diretor Presidente ou por 2 (dois) membros da Diretoria.

Parágrafo 1º - As convocações se fazem por carta, fax ou correio eletrônico entregues com a antecedência mínima de 02 (dois) dias, salvo nas hipóteses de manifesta urgência, a critério exclusivo do Diretor Presidente, devendo a comunicação conter a ordem do dia.

Parágrafo 2º - Os membros da Diretoria poderão participar das reuniões por meio de áudio ou vídeo-conferência, tudo sem qualquer prejuízo à validade das decisões tomadas. Também serão admitidos votos por carta, fax ou correio eletrônico, desde que recebidos pelo Diretor Presidente ou seu substituto até o momento da reunião.

Parágrafo 3º - As decisões da Diretoria serão tomadas pelo voto da maioria dos Diretores em exercício, cabendo ao Diretor Presidente, no caso de empate, o voto de qualidade.

Parágrafo 4º - Em qualquer hipótese, das reuniões da Diretoria serão lavradas atas, as quais serão assinadas pelos presentes.

Art. 34 - O Diretor Presidente, agindo isoladamente, terá plenos poderes para praticar todos e quaisquer atos e assinar todos e quaisquer documentos em nome da Companhia, observadas apenas as limitações estabelecidas nos artigos 13, 25 e 32 deste Estatuto Social e na lei.

Parágrafo 1º - Caberá ao Conselho de Administração estabelecer o limite de autoridade de cada um dos demais Diretores, fixando o valor dentro do qual os mesmos ficarão autorizados a praticar atos e assinar documentos em nome da Companhia, observadas as limitações estabelecidas nos artigos 13, 25 e 32 deste Estatuto Social e na lei.

Parágrafo 2º - Sem prejuízo do disposto no caput e no § 1º deste artigo, qualquer um dos Diretores da Companhia poderá agir isoladamente em questões cujo valor não exceda a quantia de R$ 100.000,00 (cem mil reais), bem como na representação da Companhia perante terceiros, inclusive órgãos públicos federais, estaduais e municipais.

Art. 35 - Observadas as limitações estabelecidas nos artigos 13, 25, 32 e 34 deste Estatuto Social e na lei, a Companhia será representada e será considerada validamente obrigada por ato ou assinatura: I - de qualquer Diretor, agindo isoladamente, ou II - de 2 (dois) procuradores, agindo em conjunto. A Companhia também poderá ser representada por um único procurador, agindo isoladamente, desde que o respectivo instrumento de mandato tenha sido firmado por 2 (dois) Diretores da Companhia, sendo um deles necessariamente o Diretor Presidente.

Parágrafo Único - Os instrumentos de mandato outorgados pela Companhia serão assinados por um Diretor, observados os respectivos limites de autoridade de referido Diretor. As procurações deverão especificar os poderes conferidos e, com exceção daquelas outorgadas para fins judiciais, terão prazo máximo de 1 (um) ano. O substabelecimento das procurações “ad-negotia” é vedado.

Art. 36 - A Diretoria administrará a Companhia obedecendo rigorosamente ao disposto neste Estatuto Social e na legislação aplicável, sendo vedado a seus integrantes, em conjunto ou isoladamente, a prática de atos estranhos aos objetivos sociais da Companhia.

CAPÍTULO V

DO CONSELHO FISCAL

Art. 37 - O Conselho Fiscal é o órgão de fiscalização dos atos da administração da Companhia e informação aos acionistas, devendo funcionar permanentemente.

Parágrafo Único - Além de suas atribuições ordinárias, o Conselho Fiscal também desempenha a função de Comitê de Auditoria da Companhia (“audit committee”).

Art. 38 - O Conselho Fiscal será composto de 3 (três) a 5 (cinco) membros efetivos e igual número de suplentes, acionistas ou não, eleitos pela Assembléia Geral.

Parágrafo 1º - Os membros do Conselho Fiscal deverão ser independentes, devendo para tal fim atender aos seguintes requisitos: I - não ser ou ter sido, nos últimos 3 (três) anos, empregado ou administrador da Companhia ou de sociedade controlada ou sob controle comum; II - não receber nenhuma remuneração, direta ou indiretamente, da Companhia ou de sociedade controlada ou sob controle comum, exceto a remuneração como membro do Conselho Fiscal. Não poderão ser eleitos para o Conselho Fiscal da Companhia indivíduos que não sejam qualificados como independentes, conforme o disposto neste § 1º.

Parágrafo 2º - O mandato dos membros do Conselho Fiscal termina na primeira Assembléia Geral Ordinária subseqüente à respectiva eleição, permitida a reeleição, permanecendo os Conselheiros nos cargos até a posse de seus sucessores.

Parágrafo 3º - Os membros do Conselho Fiscal, em sua primeira reunião, elegerão o seu Presidente, a quem caberá dar cumprimento às deliberações do órgão.

Parágrafo 4º - O Conselho Fiscal poderá solicitar à Companhia a designação de pessoal qualificado para secretariá-lo e prestar-lhe apoio técnico.

Parágrafo 5º - No ato da posse, os membros do Conselho Fiscal firmarão, além do termo de posse, declaração através da qual aderirão aos termos do regimento interno do órgão, do código de ética da Companhia, do manual de política de divulgação e uso de informações e de negociações de valores mobiliários da Companhia, bem como declararão que não estão impedidos, conforme o disposto no regimento interno do Conselho Fiscal.

Art. 39 - Além das atribuições previstas em lei, compete ao Conselho Fiscal, em sua qualidade de Comitê de Auditoria da Companhia:

I. recomendar ao Conselho de Administração a contratação ou o término do contrato com os auditores independentes da Companhia;

II. aprovar previamente os serviços a serem prestados pelos auditores independentes, sejam referidos serviços de auditoria ou de não-auditoria, assim como os respectivos honorários a serem pagos pela Companhia, tudo nos termos do respectivo procedimento aprovado pelo Conselho Fiscal;

III. analisar o plano anual de trabalho dos auditores independentes da Companhia, discutir o resultado de suas atividades, trabalhos e revisões efetuadas, bem como avaliar seu desempenho e independência;

IV. emitir opiniões e pareceres e supervisionar as atividades dos auditores independentes da Companhia, incluindo, na extensão permitida pela legislação, o auxílio na solução de eventuais divergências entre a administração e os auditores independentes no que concerne à apresentação das demonstrações e informações financeiras;

V. analisar o plano de trabalho dos auditores internos, discutir o resultado de suas atividades, trabalhos e revisões efetuadas;

VI. analisar a eficácia dos sistemas de controles internos e de gestão de riscos da Companhia, a fim de, entre outros, monitorar o cumprimento das disposições relacionadas à apresentação das demonstrações e informações financeiras;

VII. exercer as atribuições previstas no regimento interno do Conselho Fiscal relacionadas ao recebimento, processamento e tratamento de denúncias anônimas relativas a quaisquer assuntos contábeis, de controles internos contábeis ou de auditoria (“canal de denúncias”).

Art. 40 - O Conselho Fiscal se reunirá, ordinariamente, uma vez por trimestre e, extraordinariamente, sempre que necessário.

Parágrafo 1º - As reuniões são convocadas pelo Presidente do Conselho Fiscal, por 2 (dois) membros do Conselho Fiscal ou pelo Diretor Presidente da Companhia, sendo instaladas com a presença da maioria dos seus membros.

Parágrafo 2º - O Conselho Fiscal se manifesta por maioria de votos, presente a maioria de seus membros, sendo facultado ao Conselheiro Fiscal dissidente consignar seu voto divergente em ata de reunião e a comunicá-lo aos órgãos da administração e à Assembléia Geral.

Art. 41 - Os membros do Conselho Fiscal serão substituídos, em suas faltas ou impedimentos, pelo respectivo suplente.

Art. 42 - Além dos casos de morte, renúncia, destituição e outros previstos em lei, dar-se-á a vacância do cargo quando o membro do Conselho Fiscal deixar de comparecer, sem justa causa, a 2 (duas) reuniões consecutivas ou 3 (três) intercaladas, no exercício anual.

Parágrafo 1º - Ocorrendo a vacância do cargo de membro do Conselho Fiscal, a substituição se fará na forma do disposto no artigo 41 deste Estatuto.

Parágrafo 2º - Vagando o cargo de membro do Conselho Fiscal e na falta do respectivo suplente para cumprir o tempo remanescente do mandato, a Assembléia Geral será convocada para eleger o substituto.

Art. 43 - A remuneração dos membros do Conselho Fiscal será fixada pela Assembléia Geral Ordinária que os eleger, e não poderá ser inferior, para cada membro em exercício, a um décimo da que, em média, for atribuída a cada membro da Diretoria, não computada a participação nos lucros.

Parágrafo Único - O suplente em exercício fará jus à remuneração do efetivo, no período em que ocorrer a substituição, contado mês a mês, hipótese em que o membro titular não receberá remuneração mensal.

Art. 44 – Por proposta do Conselho Fiscal, a Assembléia Geral da Companhia destacará, anualmente, uma quantia razoável para custear as despesas do Conselho Fiscal, as quais serão incorridas conforme orçamento aprovado pela maioria de seus membros.

Parágrafo 1º - A administração da Companhia tomará as medidas necessárias para que a Companhia arque com todos os custos e despesas, conforme aprovados pelo Conselho Fiscal, observado o limite fixado pela Assembléia Geral da Companhia.

Parágrafo 2º – O Conselho Fiscal, mediante deliberação da maioria de seus membros, poderá contratar consultores externos, inclusive auditores independentes e advogados, para auxiliá-lo no cumprimento de seus deveres e atribuições, observado o limite orçamentário anual estabelecido pela Assembléia Geral, conforme o caput deste artigo.

CAPÍTULO VI

DO EXERCÍCIO SOCIAL E DAS DEMONSTRAÇÕES FINANCEIRAS

Art. 45 - O exercício social terá a duração de um ano, iniciando-se a 1º (primeiro) de janeiro de cada ano e terminando no último dia do mês de dezembro.

Art. 46 - Juntamente com as demonstrações financeiras, os órgãos da administração da Companhia apresentarão à Assembléia Geral Ordinária proposta sobre a participação dos empregados nos lucros e sobre a destinação do lucro líquido do exercício.

Parágrafo 1º - Os lucros líquidos terão a seguinte destinação:

I. 5% (cinco por cento) para a reserva legal, até atingir 20% (vinte por cento) do capital social integralizado;

II. 25% (vinte e cinco por cento) do lucro líquido ajustado na forma dos incisos II e III do artigo 202 da Lei 6.404/76 serão obrigatoriamente distribuídos como dividendo mínimo obrigatório a todos os acionistas, respeitado o disposto no artigo seguinte, sendo este valor aumentado até o montante necessário para o pagamento do dividendo prioritário das ações preferenciais.

Parágrafo 2º - O saldo do lucro líquido não alocado ao pagamento do dividendo mínimo obrigatório ou ao dividendo prioritário das ações preferenciais será destinado a uma reserva suplementar para expansão dos negócios sociais, que não poderá ultrapassar 80% (oitenta por cento) do capital social. Atingido este limite, caberá à Assembléia Geral deliberar sobre o saldo, procedendo a sua distribuição aos acionistas ou ao aumento do capital social.

Art. 47 - O valor correspondente ao dividendo mínimo obrigatório será destinado prioritariamente ao pagamento do dividendo prioritário das ações preferenciais até o limite da preferência; a seguir, serão pagos aos titulares de ações ordinárias, até o mesmo limite das ações preferenciais; o saldo, se houver, será rateado por todas as ações, em igualdade de condições.

Parágrafo 1º - Os órgãos da administração poderão pagar ou creditar juros sobre o capital próprio nos termos do § 7º do artigo 9º da Lei 9.249/95 e legislação e regulamentação pertinentes, os quais poderão ser imputados aos dividendos obrigatórios de que trata o artigo 202, da Lei 6.404/76, mesmo quando incluídos no dividendo mínimo das ações preferenciais.

Parágrafo 2º - Os dividendos não reclamados no prazo de 3 (três) anos reverterão em favor da Companhia.

CAPÍTULO VII

DA LIQUIDAÇÃO DA COMPANHIA

Art. 48 - A Companhia entrará em liquidação nos casos previstos em lei, ou por deliberação da Assembléia Geral, que estabelecerá a forma da liquidação, elegerá o liqüidante e instalará o Conselho Fiscal, para o período da liquidação, elegendo seus membros e fixando-lhes as respectivas remunerações.

CAPÍTULO VIII

DISPOSIÇÕES GERAIS E TRANSITÓRIAS

Art. 49 - A aprovação, pela Companhia, através de seus representantes, de operações de fusão, cisão, incorporação ou dissolução de suas controladas será precedida de análise econômico-financeira por empresa independente, de renome internacional, confirmando estar sendo dado tratamento eqüitativo a todas as sociedades interessadas, cujos acionistas terão amplo acesso ao relatório da citada análise.

Art. 50 - Este Estatuto deverá ser interpretado de boa-fé. Os acionistas e a Companhia deverão atuar, em suas relações, guardando a mais estrita boa-fé, subjetiva e objetiva.